Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF LOUISIANA

UNITED STATES OF AMERICA	:

V.	:	CRIMINAL NO.

TRANSOCEAN DEEPWATER INC.	:

COOPERATION GUILTY PLEA AGREEMENT

Under Rule 11 of the Federal Rules of Criminal Procedure, and in compliance with the holding of Bryan v. United States, 492 F.2d 775 (5th Cir. 1974), the government, the defendant, and the defendant’s counsel enter into the following guilty plea agreement.  Any reference to the United States or the government in this agreement shall mean the United States Department of Justice, including, but not limited to, the Deepwater Horizon Task Force, the Criminal Division and all of its sections, and all the United States Attorney’s Offices for each judicial district of the United States.

1.                                      The defendant agrees to waive prosecution by indictment and plead guilty to Count One of an information charging it with negligently discharging oil into the Gulf of Mexico, in violation of the Clean Water Act, 33 U.S.C. §§ 1319(c)(1)(A) & 1321(b)(3), arising from the defendant’s negligent conduct regarding the drilling rig Deepwater Horizon in the Gulf of Mexico on April 20, 2010.  The defendant agrees to the factual allocution contained in Exhibit A to this plea agreement.

2.                                      The defendant and Transocean Ltd., and all successors and assigns of thereof, agree to cooperate fully and truthfully with the Deepwater Horizon Task Force in any criminal investigation related to or arising from the Deepwater Horizon blowout, explosion, oil spill and response, and further agree to cause any other present or future parent, affiliate, division or subsidiary of the defendant or of Transocean Ltd. (collectively, “any other Transocean Ltd.

entity” or “the other Transocean Ltd. entities”) to cooperate fully and truthfully as to the same matters.  Cooperation shall include but not be limited to (a) promptly disclosing any and all criminal or potentially criminal conduct of which the defendant, Transocean Ltd. or any other Transocean Ltd. entity is currently aware relating to or arising from the Deepwater Horizon blowout, explosion, oil spill and response; (b) promptly producing documents to the Deepwater Horizon Task Force upon request, (c) promptly making current employees and agents available, and promptly making best efforts to make former employees and agents available, to the Deepwater Horizon Task Force upon request for interview or for testimony in any proceeding, subject to those employees’ and agents’ own legal rights, and (d) making reasonable efforts to ensure its current and former employees and agents provide full and truthful information; provided, however, that compliance with this paragraph shall not be construed as requiring or effecting a waiver of the attorney-client privilege or work production protections.

3.                                      The defendant understands, agrees, and has had explained to it by counsel that the Court may impose the following statutory maximum sentences: Count One, violation of the Clean Water Act, 33 U.S.C. §§ 1319(c)(1)(A) & 1321(b)(3):

(a)                                 A fine of $200,000, or $25,000 per day of the violation, or twice the gross gain or loss, whichever is greater;

(b)                                 Five years of probation; and

(c)                                  A $125 special assessment.

4.                                      The parties agree that this plea agreement is made pursuant to Fed.R.Crim.P. 11(c)(1)(C) and that the following specific sentence is the appropriate disposition of this case.  If the Court rejects this plea agreement, it is further agreed that the defendant may withdraw its plea.  If acceptable to the Court, the parties agree to waive the presentence investigation and report pursuant to Fed. R. Crim. P. 32(c), and ask that defendant be sentenced at the time the guilty plea is entered.  This agreed-upon sentence is as follows:

(a)                                 Payment of criminal recoveries totaling $400 million ($400,000,000), as set forth in paragraphs 4(b) and 4(c)(viii) below.

(b)                                 Payment of a criminal fine of $100 million ($100,000,000), to be paid in full within 60 days of sentencing.

(c)                                  A statutory-maximum term of five years of probation.  Probation shall include the following mandatory and discretionary special conditions, pursuant to 18 U.S.C. § 3563(a) and (b):

(i)                                   The defendant shall not commit another federal, state, or local crime.

(ii)                                The defendant shall notify the probation officer within seventy-two hours of any criminal prosecution against the defendant.

(iii)                             The defendant shall answer truthfully all inquires by the probation officer.

(iv)                            The defendant shall provide to the probation officer full access to any of the defendant’s business operating locations.

(v)                               The defendant shall give ten days’ prior notice to the probation officer of any intended change in principal business location or mailing address.

(vi)                            The defendant shall notify the Court and the probation officer of any material change in the defendant’s economic circumstances that might affect the defendant’s ability to pay the fines and other financial obligations set forth herein.

(vii)                         The defendant shall pay the fines set forth in paragraph 4(b) above.

(viii)                      Pursuant to 18 U.S.C. § 3563(b)(22), an order, attached hereto as Exhibit B, shall be entered.  The terms of the order shall be enforceable as additional special conditions of probation.

The parties agree and stipulate that the specific discretionary terms of probation enumerated herein are appropriate, and further agree that no additional discretionary terms of probation should be imposed.  The defendant, Transocean Ltd. and any other Transocean entity shall not capitalize into inventory or basis or take as a tax deduction, in the United States or elsewhere, any portion of the monetary payments made pursuant to this plea agreement, and will treat such monetary payments as a non-deductible expense for purposes of computing earnings and profits under Section 312 of the Internal Revenue Code as amended.  The defendant, Transocean Ltd. and any other Transocean entity shall not reference this plea agreement and any payments pursuant hereto or other compliance herewith in any public relations, marketing or advertising; provided, however, that the defendant, Transocean Ltd. and any other Transocean entity shall be permitted to make required disclosures under applicable legal or regulatory requirements.  The defendant further agrees that payments made pursuant to paragraph 4(c)(viii) above shall have no effect on, and shall not be argued by the defendant, Transocean Ltd. or any other Transocean entity, to reduce in any way, any civil claims by any party arising out of the Deepwater Horizon blowout, explosion, oil spill and response.

(d)                                 The defendant further agrees to pay the special assessment in the amount of $125 before the time of sentencing and shall provide a receipt from the Clerk to the government before sentencing as proof of this payment.

(e)                                  Pursuant to 18 U.S.C. § 3663(a)(1)(B)(ii), the parties agree and submit to the Court that restitution is not appropriate because (i) restitution need not be addressed in this matter given that compensation for victims has been or is being addressed in other proceedings, including in MDL-2179 and (ii) fashioning of any restitution order would unduly complicate and prolong the sentencing process.

5.                                      The defendant stipulates that there is a factual basis for the imposition of a criminal fine in the amount of $100 million ($100,000,000) pursuant to 18 U.S.C. § 3571(d) and that the payments made pursuant to paragraphs 4(b) and 4(c)(viii) do not together exceed the statutory-maximum fine available under that statute.  The defendant hereby waives any right to jury or bench trial as to those payments.

6.                                      The defendant will acknowledge acceptance of this plea agreement by the signature of its counsel and shall provide to the Department, as Exhibit C hereto, a certified resolution of the Board of Directors of Transocean Deepwater Inc. authorizing the defendant to enter a plea of guilty and authorizing an agent to execute this agreement.  The defendant will further provide, no later than the next business day after the next regularly-scheduled meeting of the Board of Directors of Transocean Ltd. a certified resolution providing as follows:

(a)                                 Transocean Ltd. shall be bound by those specific terms of this agreement that expressly apply to Transocean Ltd., and other Transocean entities shall be bound by those specific terms that expressly apply to other Transocean entities.  Transocean Ltd. shall issue and deliver to the Department a guarantee by Transocean Ltd. of all payments due from the defendant under this agreement.  Transocean Ltd. consents to the jurisdiction of U.S. courts solely for purposes of enforcing the guarantee.  Any legal successor or assign of Transocean Ltd. shall remain liable for the guarantee of defendant’s payment obligations hereunder, and an agreement to remain so liable shall be included by Transocean Ltd. in the terms of any sale of Transocean Ltd., acquisition of Transocean Ltd. by any other entity, or merger of Transocean Ltd. into any other entity.  Any legal successor or assign of defendant shall remain liable for defendant’s obligations in this plea agreement, and an agreement to remain so liable shall be included by defendant in the terms of any sale of defendant, acquisition of defendant by another entity, or merger of defendant into another entity.

(b)                                 The defendant, Transocean Ltd. and other Transocean entities waive any applicable federal criminal statute of limitations as of the date of this agreement through the full term of defendant’s probation and until all of the defendant’s obligations under this agreement have been satisfied with regard to any conduct relating to or arising out of the Deepwater Horizon blowout, explosion, oil spill and response.

7.                                      The government agrees that, subject to paragraph 2 of this agreement, the government shall not further prosecute the defendant, Transocean Ltd. and any other Transocean Ltd. entity, including all predecessors, successors and assigns of the above, for any conduct regarding any matters under investigation by the Deepwater Horizon Task Force relating to or arising out of the Deepwater Horizon blowout, explosion, oil spill and response.  Should a court determine that the defendant has breached this agreement, the defendant will not be entitled to withdraw its plea of guilty, and the Department may prosecute the defendant, Transocean Ltd. and any other Transocean Ltd. entity, and any predecessors, successors and assigns of any of the above, for any conduct relating to or arising out of the Deepwater Horizon blowout, explosion, oil spill and response, notwithstanding the expiration of any applicable statute of limitations following the signing of this plea agreement.  In any such prosecution, the Department may use the defendant’s admissions of guilt as admissible evidence against the defendant, Transocean Ltd. and any other Transocean Ltd. entity.  Other than as set forth in paragraph 6(a) above, this agreement does not waive any jurisdictional defense of Transocean Ltd. or any Transocean entity other than the defendant.

8.                                   The Department agrees that, if requested to do so, it will advise any appropriate suspension or debarment authorities that, in the Department’s view, the defendant has accepted responsibility for the defendant’s conduct relating to the Deepwater Horizon blowout, explosion, oil spill and response by virtue of this guilty plea, and that the defendant has cooperated during the course of the Deepwater Horizon Task Force’s investigation and has agreed to continue to cooperate in any ongoing criminal investigation by the Department relating to the Deepwater Horizon blowout, explosion, oil spill and response.  Nothing in this agreement limits the rights and authority of the United States of America to take further civil or administrative action against the defendant including but not limited to any listing or debarment proceedings to restrict rights and opportunities of the defendant to contract with or receive assistance, loans and benefits from United States government agencies.

9.                                      In exchange for the undertakings made by the government in entering this plea agreement, the defendant voluntarily and expressly waives all rights to appeal or collaterally attack the defendant=s conviction, sentence, or any other matter relating to this prosecution, whether such a right to appeal or collateral attack arises under 18 U.S.C. § 3742, 28 U.S.C. § 1291, 28 U.S.C. § 2255, or any other provision of law.

10.                               The defendant waives any claim under the Hyde Amendment, 18 U.S.C. § 3006A (Statutory Note), for attorney’s fees and other litigation expenses arising out of the investigation or prosecution of this matter.

11.                               The defendant waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the criminal investigation or prosecution of this criminal case, including without limitation any records that may be sought under the Freedom of Information Act, 5 U.S.C. § 552, or the Privacy Act, 5 U.S.C. § 552a.

12.                               The defendant is satisfied with the legal representation provided by the defendant’s lawyer; the defendant and its lawyer have fully discussed this plea agreement; and the defendant is agreeing to plead guilty because the defendant admits that it is guilty.

13.                               It is agreed that the parties’ guilty plea agreement contains no additional promises, agreements, or understandings other than those set forth in this written guilty plea agreement, and that no additional promises, agreements, or understandings will be entered into unless in writing and signed by all parties.

LANNY A. BREUER
Assistant Attorney General
Criminal Division

/s/ John D. Buretta		/s/ Derek A. Cohen
JOHN D. BURETTA, Director
DEREK A. COHEN, Deputy Director
Deepwater Horizon Task Force

TRANSOCEAN DEEPWATER INC. and TRANSOCEAN LTD.

BY:	/s/ Brad Brian	/s/ Michael R. Doyen
BRAD BRIAN, ESQ.
MICHAEL R. DOYEN, ESQ.
Counsel for Transocean Deepwater Inc. and Transocean Ltd.

BY:		/s/ Philippe A. Huber
PHILIPPE A. HUBER
Associate General Counsel and Corporate Secretary
Transocean Ltd.

Date:		January 3, 2013